Pricing Supplement No: 37
                                           Filing Under Rule 424(b)(3)
Date:  January 22, 1996                 Registration File No. 33-49719
(to Prospectus dated January 12, 1994
and
Prospectus dated January 14, 1994)

                             $400,000,000

                        PROVIDIAN CORPORATION

                     Medium-Term Notes, Series D

CUSIP:  74406QBB2

Principal amount:  $12,000,000         Floating Rate Notes:
Interest Rate (if fixed rate):            Interest Rate Basis:
6.33%
Maturity Date:  January 25, 2006        --- Commercial Paper Rate
Specified Currency:  U.S. Dollars       --- Prime Rate
Exchange Rate (if any):                 --- LIBOR
U.S. $1.00 =                            --- Treasury Rate
Issue price (as a percentage of         ---  CD Rate
principal amount):  100.000%            ---  Federal Funds Rate
Selling Agent's commission (%):        Index Maturity:
0.625%
Purchasing Agent's discount or         Spread (plus or minus):
commission (%):                        Spread Multiplier:
Net proceeds to the company (%) :      Maximum Interest Rate:
99.375%
Settlement date (Original Issue Date): Minimum Interest Rate:
January 25, 1996
Redemption Commencement Date (if any): Initial Interest Rate:
Exchange Rate Agent:                   Interest Reset Date(s) (if semi
                                       -annually
Original Issue Discount Security:          or annually):
Yes:          No:  XXX                     Third Wednesday of:
Default Rate (%):                      Interest Reset Date: (if
                                       weekly, monthly or
(applicable only for Original Issue        or quarterly):   A/S
     Discount Security)                Intererest Determination Date
                                       (s):  A/S
                                       Calculation  Date(s):   A/S
                                       Calculation Agent:  A/S
                                       Interest Payment Date (s):
                                         Third Wednesday of :____
                                       March
Redemption Periods:
                                       ____   June

                                       ____   September
Other Provisions:
                                       ____   October
                                       Regular Record Date(s):
                                       Interest Reset Period:
                                       Redemption Prices:


If such Notes are denominated in other than U.S dollars, the applicable Foreign Currency Supplement is attached hereto.
Additional Terms:
As of the date of this Pricing Supplement (i) the aggregate initial public offering price (or its equivalent in other currencies or composite currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $246,000,000; and the aggregate proceeds which the Company has received from Debt
Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $235,509,345.

"N/A" as used herein means "Not Applicable". "A/S" as used herein means
 "As stated in the Prospectus Supplement referred to above".

Effective May 12, 1994, Capital Holding Corporation changed its name to Providian Corporation. As a result, all references in the prospectus to
 "Capital Holding Corporation" shall be read as to refer to "Providian Corporation".

                                          Merrill   Lynch   Capital Markets
                                                             Goldman Sachs & Co.